Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-126811
May 23, 2007

iPath Buy-Write ETNs Copy Deck for Launch

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1.	Currency Exposure with iPath ETNs, faster than a speeding bullet train

2.	Your Buy-Write Strategy Made Easier

iPathSM CBOE S&P 500 BuyWrite IndexSM ETN (BWV)

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Commodities

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iPathSM Dow Jones-AIG Commodity Index Total ReturnSM ETN

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iPathSM CBOE S&P 500 BuyWrite IndexSM ETN (BWV)

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*	With short sales, you risk paying more for a security than you receive from its sale.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, uncertain principal repayment, and illiquidity. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer, and on the dates on which you may redeem them, as specified in the applicable prospectus. Sales in the secondary market may result in significant losses.

© 2007 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are servicemarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.

The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. The market value of the Securities may be influenced by many unpredictable factors, including highly volatile commodities prices, changes in supply and demand relationships; weather; agriculture; trade; pestilence; changes in interest rates; and monetary and other governmental policies, action and inaction. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the value of the index and the value of your Securities in varying ways.

An investment in the iPath ETNs linked to the MSCI India Total Return IndexSM may carry risks similar to a concentrated securities investment in a single region. International investments may involve risk of capital loss from unfavorable fluctuation in currency values, from differences in generally accepted accounting principles or from economic or political instability in other nations. Emerging markets involve heightened risks related to the same factors as well as increased volatility and lower trading volume. Securities focusing on a single country may be subject to higher volatility.

An investment in iPath ETNs linked to the performance of a foreign currency exchange rate is subject to risks associated with fluctuations, particularly a decline, in the price of the applicable single foreign currency relative to the U.S. dollar. Factors that may have the effect of causing a decline in the price of a foreign currency include national debt levels and trade deficits, domestic and foreign inflation rates, domestic and foreign interest rates, and global or regional economic, financial, political, regulatory, geographical or judicial events. Currency exchange rates may be extremely volatile, and exposure to a single currency can lead to significant losses.

A “buy-write” strategy consists of a hypothetical portfolio consisting of a “long” position in the components of an underlying index and the sale of a succession of one-month, at- or slightly out-of-the-money call options on the underlying index or its components. An investment in iPath ETNs linked to buy-write strategies limit participation in any appreciation of the underlying indexes above the strike price of the call options sold, but exposure to any decline in the value of the indexes will not be limited. Stock and option prices may change unpredictably, affecting the value of the buy-write strategy and, consequently, the value of your Securities in unforeseeable ways.

The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated, please see the applicable product page and Pricing Supplement at www.iPathETN.com.

“Dow Jones,” “AIG®,” “Dow Jones-AIG Commodity Index Total ReturnSM,” “DJAIGCISM”, and “Dow Jones–AIG Commodity IndexSM” are registered trademarks or servicemarks of Dow Jones & Company, Inc., and American International Group, Inc. (“AIG”), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC for the Securities. The Securities based on the Dow Jones–AIG Commodity Index Total ReturnSM are not sponsored, endorsed, sold or promoted by Dow Jones, AIG Financial Products Corp. (“AIG-FP”), American International Group, or any of their respective subsidiaries or affiliates and none of Dow Jones, AIG, AIG-FP, or any of their respective affiliates or subsidiaries makes any representation regarding the advisability of investing in such products.

The MSCI indexes are the exclusive property of Morgan Stanley Capital International Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The Pricing Supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

S&P GSCI™, S&P GSCI™ Index, S&P GSCI™ Total Return Index, S&P GSCI™ Crude Oil Total Return Index and S&P GSCI™ Commodity Index are trademarks or service marks of Standard & Poor’s and have been licensed for use by Barclays Bank PLC in connection with the Securities. The Securities are not sponsored or endorsed by Standard & Poor’s or any of its affiliates. The Securities are not sold by Goldman, Sachs & Co. or any of its affiliates, other than in its capacity as a dealer of the Securities. Neither Standard & Poor’s nor Goldman, Sachs & Co. nor any its affiliates makes any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P GSCI™ or any of its subindexes to track general commodity market performance.

“Standard & Poor's®”, “S&P®”, “S&P 500®”, “Standard & Poor's 500”, and “500” are trademarks of Standard & Poor's, a division of The McGraw-Hill Companies, Inc. (“S&P”) and “BuyWrite” and “CBOE” are trademarks of the Chicago Board Options Exchange, Incorporated (“CBOE”). These marks have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by S&P or CBOE and S&P and CBOE make no representation regarding the advisability of investing in the Securities.

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iPATH EXCHANGE TRADED NOTES

[Links] Commodities    Currencies    Emerging    Markets    Strategies

ISSUER DETAILS: Barclays Bank PLC [link to About Barclays Bank section]

TAX TREATMENT: See the U.S. Federal Income Tax Considerations

SHORT SALES: All iPath ETNs currently listed can be shorted on an uptick or downtick*

*	With short sales, you risk paying more for a security than you receive from its sale.

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iPath Commodity ETNs

	Exchange Ticker	Yearly Fee(%)¹	Maturity Date
iPathSM Dow Jones-AIG Commodity Index Total ReturnSM ETN	DJP	0.75	06/12/36
iPathSM S&P GSCI™ Total Return Index ETN	GSP	0.75	06/12/36
iPathSM S&P GSCI™ Crude Oil Total Return Index ETN	OIL	0.75	06/12/36

Correlations Matrix	Commodities Basics

iPath Emerging Markets ETNs

	Exchange Ticker	Yearly Fee (%)¹	Maturity Date
iPathSM MSCI India IndexSM ETN	INP	0.89²	12/18/36

Correlations Matrix	India Basics

iPath Currency ETNs

	Exchange Ticker	Yearly Fee(%)¹	Maturity Date
iPATHSM EUR/USD Exchange Rate ETN	ERO	0.40	05/14/37
iPATHSM JPY/USD Exchange Rate ETN	JYN	0.40	05/14/37
iPATHSM GBP/USD Exchange Rate ETN	GBB	0.40	05/14/37

		Correlations	Matrix >

iPath Strategies ETNs

	Exchange Ticker	Yearly Fee (%)¹	Maturity Date
iPathSM CBOE S&P 500 BuyWrite IndexSM ETN	BWV	0.75	05/xx/37

[1]

The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated, please see the applicable product page and Pricing Supplement. Subject to requirements described in the prospectus, the Securities may be redeemed weekly with the issuer in large, institutional blocks (typically, 50,000 Securities). A redemption charge will apply to the early redemption of units of the iPathSM MSCI India IndexSM ETN.

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Client & Advisor Materials

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Get the details you need to make informed decisions about iPath ETNs. Our comprehensive prospectuses cover pricing, product descriptions, investment risks, distribution plans, tax considerations and much more.

iPath Emerging Markets ETNs

iPathSM MSCI India IndexSM ETN

Prospectus

Info Sheet

iPath Commodity ETNs

iPathSM Dow Jones-AIG Commodity Index Total Return ETN

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iPathSM S&P GSCI™ Total Return Index ETN

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iPathSM S&P GSCI™ Crude Oil Total Return Index ETN

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iPath Currency ETNs

iPathSM EUR/USD Exchange Rate ETN (ERO)

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iPathSM GBP/USD Exchange Rate ETN (GBB)

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Info Sheet iPathSM JPY/USD Exchange Rate ETN (JYN)

Prospectus

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iPath Strategies ETNs

iPathSM CBOE S&P 500 BuyWrite IndexSM ETN

Prospectus

Info Sheet

Page Title	iPATHSM CBOE S&P 500 BuyWrite IndexSM ETN
Tab	Overview
URL	http://www.ipathetn.com/buywrite-etn-overview.jsp

[Header Graphic] iPATHSM CBOE S&P 500 BuyWrite IndexSM ETN (BWV)

iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC delivering exposure to the returns of a market or strategy with the trading flexibility of an equity. Investors can trade iPath ETNs on an exchange at market price or receive a cash payment at the scheduled maturity or at early redemption1, based on the performance of an index, less investor fees. The iPathSM CBOE S&P 500 BuyWrite IndexSM ETN offers investors cost-effective and tax-efficient exposure to the CBOE S&P 500 BuyWrite IndexSM, commonly known as the BXM Index (the “Index”). The Index is designed to measure the total rate of return of a hypothetical “buy-write”, or “covered call”, strategy on the S&P 500® Index. This strategy consists of a hypothetical portfolio consisting of a “long” position indexed to the S&P 500® Index (i.e., purchasing the common stocks included in the S&P 500® Index) and the sale of a succession of one-month, at– or slightly out-of-the-money S&P 500® Index call options that are listed on the Chicago Board Options Exchange (“CBOE”).

[Tabs]

OVERVIEW

TBD

Related Links

Prospectus

Info Sheet

Indicative Value Information

[Links] Market Data    Daily Indicative Values    Profile    Returns

Market Data	As of 05/22/2007

Closing Price	$	xx.xx		Volume		xxx,xxx

Net Change	$	x.xx		20-Day Volume Average		xxx,xxx

% Change		x.xx	%	Shares Outstanding		x,xxx,xxx

High	$	xx.xx		Market Capitalization*	$	xx,xxx,xxx

Low	$	xx.xx

*	Market Capitalization = Closing Indicative Value x Shares Outstanding

Daily Indicative Values

Daily Indicative Value*	05/15/2007	$	xx.xx
Weekly Redemption Value*	05/15/2007	$	xx.xx

*	Source: Barclays Bank PLC. The "weekly redemption value" and "closing indicative value" are historical, do not guarantee future performance, and are shown for illustrative purposes only. The issuer or an affiliate will provide the official Weekly Redemption Value to the redeeming holder in advance of any redemption. See additional information below.

Profile

Primary Exchange	AMEX	Bloomberg Index Ticker	BXM
Ticker	BWV	CUSIP	06739F135
Intraday Indicative Value Ticker	BWV.IV	Inception Date	05/22/2007
Bloomberg ETN Keystroke	BWV<EQUITY><GO>	Maturity Date	05/XX/2037
Short Sales*	Yes, on an uptick or downtick	Yearly Fee	0.75%[2]

*	With short sales, you risk paying more for a security than you receive from its sale.

Returns	As of 4/30/2007

Returns/Risk Analysis	1 mo.		3 mo.		6 mo.		YTD		1 Yr.		3 Yr.		5 Yr.		10 Yr.		Since Note Incept.

CBOE S&P 500 BUYWRITE INDEXSM	x.xx	%	x.xx	%	x.xx	%	x.xx	%	x.xx	%	x.xx	%	x.xx	%	x.xx	%	x.xx	%

iPath Market Price Return	x.xx	%	x.xx	%	x.xx	%	x.xx	%	N/A		N/A		N/A		N/A		x.xx	%

iPathIndicative Value Return	x.xx	%	x.xx	%	x.xx	%	x.xx	%	N/A		N/A		N/A		N/A		x.xx	%

Sources: S&P, CBOE, BGI. Period ending 03/07.

The performance quoted represents past performance and does not guarantee future results. Investment return and principal value of an investment will fluctuate so that an investment, when sold or redeemed may be worth more or less than the original cost. Current performance may be lower or higher than the performance quoted. See additional market price information.

[1]

Investors may redeem at least 50,000 units of the iPathSM CBOE S&P 500 BuyWrite IndexSM ETN on a weekly basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus.

[2]

The investor fee is equal to the Yearly Fee times the principal amount of your Securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your Securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the Index on that day divided by the initial index level. The initial index level is the value of the Index on the inception date.

Index Returns

Index Returns measure returns over the relevant period using the change in the index level expressed as a percentage from the beginning of the relevant period to the end of the relevant period. Index Returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index Returns do not reflect any management fees, transaction costs or expenses which would reduce your actual return. Indexes are unmanaged and one cannot invest directly in an index.

Market Price Returns

Market Price Returns measure returns over the relevant period using the change in the midpoint of the bid/ask spread at 4:00 pm Eastern time (or the last midpoint of the bid/ask spread prior to 4:00 pm Eastern time) expressed as a percentage from the beginning of the relevant period to the end of the relevant period and do not represent the returns you would receive if you traded at other times. Market Price Returns do not account for brokerage commissions which will reduce actual returns.

Indicative Value Returns

The Indicative Value Returns measure the returns over the relevant period using the change in the Indicative Value expressed as a percentage from the beginning of the relevant period to the end of the relevant period and reflect the current investor fee.

Weekly Redemption Value

Subject to the notification requirements described in the prospectus, Securities may be redeemed on any Redemption Date during the term of the Securities. If Securities are redeemed, they will receive a Weekly Redemption Value, which is equal to the principal amount per unit times the index factor on the applicable Valuation Date minus the investor fee on the applicable Valuation Date. At least 50,000 units of a particular iPath ETN must be redeemed at one time in order to exercise the right to redeem Securities on any Redemption Date. A Redemption Date is the third business day following a Valuation Date. Valuation Date means each Thursday during the term of the Securities inclusive or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days.

Indicative Value

An intraday "indicative value" meant to approximate the intrinsic economic value of each iPath ETN is calculated and published by Bloomberg or a successor under the respective ticker symbols listed above. Additionally, the closing indicative value of each iPath ETN is calculated and posted each trading day to the Indicative Values table above. In connection with iPath ETNs, the term "indicative value" refers to the value at a given time determined based on the following equation:

Indicative Value = Principal Amount per Unit X (Current Index Level / Initial Index Level) - Current Investor Fee

Where:

Principal Amount per Unit = $50

Current Index Level = The most recent published level of the index underlying your iPath ETN as reported by the relevant index sponsor

Initial Index Level = The level of the relevant index on the inception date.

Current Investor Fee = The most recent daily calculation of the investor fee with respect to an iPath ETN, determined as described above (which, during any trading day, will be the investor fee determined on the preceding calendar day).

The indicative value calculation is provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of the iPath ETNs, nor do they reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. Published index levels from the sponsors of the indices underlying each iPath ETN may occasionally be subject to delay or postponement. Any such delays or postponements will affect the Current Index Level and therefore the indicative value of each iPath ETN. Index levels provided by the sponsors of the indices underlying the iPath ETNs do not necessarily reflect the depth and liquidity of the underlying commodities markets. For this reason and others, the actual trading price of the iPath ETN may be different from their indicative value.

[Tabs]

OVERVIEW

RETURNS & RISK ANALYSIS

OPTION PREMIUMS

Page Title	iPATHSM CBOE S&P 500 BuyWrite IndexSM ETN (BWV)
Tab	Returns & Risk Analysis
URL	http://www.ipathetn.com/buywrite-etn-risk-analysis.jsp

[Header Graphic] iPATHSM CBOE S&P 500 BuyWriteSM Index ETN (BWV) Returns and Risk Analysis

[links to tables]

Risk adjusted returns

Since inception return and standard deviation

Rolling 5-year annualized standard deviation

Rolling 5-year annualized returns

Risk Adjusted Returns	As of 3/30/2007

	BXM	SPX
Standard Deviation	10.83	15.20
Sharpe Ratio*	0.37	0.18

Sources: S&P, CBOE, BGI 06/30/88 - 03/30/07.

*	The Sharpe ratio is a measure of risk-adjusted returns. It is calculated by dividing the average return in excess of the risk-free rate by the standard deviation.

“Standard & Poor's®”, “S&P®”, “S&P 500®”, “Standard & Poor's 500”, and “500” are trademarks of Standard & Poor's, a division of The McGraw-Hill Companies, Inc. (“S&P”), and “BuyWrite” and “CBOE” are trademarks of the Chicago Board Options Exchange, Incorporated (“CBOE”). These marks have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by S&P or CBOE and S&P and CBOE make no representation regarding the advisability of investing in the Securities.

SINCE INCEPTION RETURN AND STANDARD DEVIATION:

CBOE S&P 500 BUYWRITE INDEXSM VS S&P 500® INDEX

(06/30/88 - 03/30/07)

Sources: S&P, CBOE, BGI.

ROLLING 5-YEAR ANNUALIZED STANDARD DEVIATION:

CBOE S&P 500 BUYWRITE INDEXSM VS S&P 500® INDEX

Sources: S&P, CBOE, BGI 06/30/88SM - 03/30/07.

The following is a chart of the hypothetical average call premiums earned from the deemed sale of a succession of one-month, at-the-money or slightly out-of-the-money call options on the S&P 500® Index. This monthly deemed income component combined with the monthly return on a long position in the S&P 500® Index would equal the strategy’s monthly return.

ROLLING 5-YEAR ANNUALIZED RETURNS: CBOE S&P 500 BUYWRITE INDEXSM VS S&P 500® INDEX

Sources: S&P, CBOE, BGI 06/30/88 - 03/30/07.

Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any investor fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results.

“Standard & Poor's®”, “S&P®”, “S&P 500®”, “Standard & Poor's 500”, and “500” are trademarks of Standard & Poor's, a division of The McGraw-Hill Companies, Inc. (“S&P”), and “BuyWrite” and “CBOE” are trademarks of the Chicago Board Options Exchange, Incorporated (“CBOE”). These marks have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by S&P or CBOE and S&P and CBOE make no representation regarding the advisability of investing in the Securities.

[Tabs]

OVERVIEW

RETURN & RISK ANALYSIS

OPTION PREMIUMS

Page Title	iPATHSM CBOE S&P 500 BuyWrite IndexSM ETN (BWV)
Tab	Option Premiums
URL	http://www.ipathetn.com/buywrite-etn-option-premiums.jsp

[Header Graphic] iPATHSM CBOE S&P 500 BuyWrite IndexSM ETN (BWV)

Option Premiums

MONTHLY CALL PREMIUMS:

CBOE S&P 500 BUYWRITE INDEXSM (% of S&P 500® Index underlying value)

Sources: CBOE, S&P, BGI 06/30/88 - 03/30/07.

Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any investor fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results.

“Standard & Poor's®”, “S&P®”, “S&P 500®”, “Standard & Poor's 500”, and “500” are trademarks of Standard & Poor's, a division of The McGraw-Hill Companies, Inc. (“S&P”), and “BuyWrite” and “CBOE” are trademarks of the Chicago Board Options Exchange, Incorporated (“CBOE”). These marks have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by S&P or CBOE and S&P and CBOE make no representation regarding the advisability of investing in the Securities.